Exhibit 10(cc)
Annual Bonus Plan (formerly Management Incentive Plan (MIP)) for 2026
Under the 2026 Annual Bonus Plan (ABP), executive officers of the Company are eligible to receive performance-related cash payments. Payments are, in general, only made if performance objectives established by the Compensation and Human Capital Committee of the Board of Directors (the “Committee”) are met.

The Committee approved target incentive opportunities for 2026, expressed as a percentage of base salary for each participating officer. The Committee also established performance metrics that included threshold, target and maximum performance goals and payout ranges for the 2026 ABP. Under the 2026 ABP, performance is measured over two distinct periods: (i) the combined first and second quarters of 2026, and (ii) the full year 2026. The performance metrics and corresponding weightings established by the Committee are as follows: (i) Adjusted(1) Operating Income (weighted at 100%) for the combined first and second quarters of 2026; and (ii), Adjusted(1) Operating Income (weighted at 70%), and a Cost Savings(2) metric (weighted at 30%) for the full year 2026. In addition, for the full year 2026, the Committee established Available Cash and cash equivalents(3) as a financial liquidity metric that serves as a funding hurdle. The Committee maintains the authority to increase or decrease an award based on individual performance. Individual awards will be subject to the review and approval of the Committee following the completion of the 2026 fiscal year, with payment to be made within the first four months of 2027.
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(1)Adjusted Operating Income: Income before Income Taxes as reported in the Company's audited consolidated financial statements, as adjusted for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted: amortization of acquisition-related intangibles, non-service retirement-related defined benefit pension and retiree health costs, restructuring and related costs, net, transaction and related costs, net, acquisition integration related costs, net, items individually identified within Other expenses, net, impacts of any individual acquisition in excess of $500 million purchase price, impacts of a divestiture with revenue equal to or greater than $100 million, effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A, items that warrant separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles; and any other adjustment item used in the calculation of our externally reported adjusted operating income results for fiscal year 2026.

(2)Cost Savings: Aggregate dollar amount of reductions to the Company’s cost base achieved during the performance year, as disclosed within our 8-K quarterly Earnings Release results. Cost savings may include: Reinvention, Lexmark cost synergies, integration costs, and broader people and labor-related cost actions, where such actions result in sustainable reductions to the ongoing costs structure. Cost savings reflect cost reductions that are incremental, recurring, and sustainable, and that are realized or realizable within the performance year. Cost savings exclude temporary cost deferrals, timing differences, accounting reclassifications, non-recurring items without ongoing run-rate impact, and revenue-driven volume changes.

(3)Available Cash and Cash Equivalents: The amount of cash and cash equivalents reflected on the Company’s year-end consolidated balance sheet, plus the amount of available but undrawn borrowing capacity under the Company’s committed credit facilities as of year-end, in each case determined in accordance with the terms and conditions of the applicable credit agreements and subject to any customary limitations, reserves, or conditions to borrowing thereunder.